PRICING SUPPLEMENT NO. AIG-FP-4	FILED PURSUANT TO RULE 424(b)(2)
DATED JANUARY 12, 2007	REGISTRATION NO. 333-106040
TO PROSPECTUS DATED JULY 24, 2006
AND PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 2006
AMERICAN INTERNATIONAL GROUP, INC.
MEDIUM-TERM NOTES, SERIES AIG-FP,
US DOLLAR ZERO COUPON CALLABLE NOTES DUE JANUARY 18, 2047

Principal Amount: U.S.$10,000,000	Issue Date: January 18, 2007

Agents’ Discount or Commission: U.S.$55,000	Stated Maturity: January 18, 2047

Net Proceeds to Issuer: U.S.$9,945,000	Interest Rate: 0.00%

Form: ☑ Book Entry ☐ Certificated	CUSIP No.: 02687QBH0

Specified Currency (If other than U.S. dollars): N/A	Authorized Denominations (If other than U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof): N/A
The notes are being placed through or purchased by the Agents listed below:

Agent	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	U.S.$10,000,000	Capacity:	☐ Agent	☑ Principal

If as Agent:	The notes are being offered at a fixed initial public offering price of ___% of principal amount.
If as Principal:	☐ The notes are being offered at varying prices related to prevailing market prices at the time of resale.
☑ The notes are being offered at a fixed initial public offering price of 100% of principal amount.
Payment at Maturity:
At stated maturity, subject to a prior redemption, the Issuer will pay to the Holder $135,329,000. If the stated maturity date is not a New York business day, such sum will be payable on the following New York business day (without any interest or other payment in respect of such delay).
Redemption at Option of Issuer:
The notes will be redeemable, in whole only, at the option of the Issuer, upon written notice of a minimum of 10 New York business days and a maximum of 60 days, on each of the redemption dates and at the corresponding redemption prices set forth in the following table:

Redemption Date	Redemption Price
January 18, 2012	$13,849,174
July 18, 2012	14,307,582
January 18, 2013	14,781,164
July 18, 2013	15,270,421
January 18, 2014	15,775,873
July 18, 2014	16,298,055
January 18, 2015	16,837,522
July 18, 2015	17,394,845
January 18, 2016	17,970,615
July 18, 2016	18,565,444
January 18, 2017	19,179,961
July 18, 2017	19,814,819
January 18, 2018	20,470,690
July 18, 2018	21,148,271
January 18, 2019	21,848,280
July 18, 2019	22,571,460
January 18, 2020	23,318,576
July 18, 2020	24,090,423
January 18, 2021	24,887,817

Redemption Date	Redemption Price
July 18, 2021	25,711,605
January 18, 2022	26,562,661
July 18, 2022	27,441,886
January 18, 2023	28,350,214
July 18, 2023	29,288,608
January 18, 2024	30,258,063
July 18, 2024	31,259,607
January 18, 2025	32,294,301
July 18, 2025	33,363,245
January 18, 2026	34,467,570
July 18, 2026	35,608,448
January 18, 2027	36,787,090
July 18, 2027	38,004,745
January 18, 2028	39,262,704
July 18, 2028	40,562,302
January 18, 2029	41,904,917
July 18, 2029	43,291,972
January 18, 2030	44,724,938
July 18, 2030	46,205,337
January 18, 2031	47,734,736
July 18, 2031	49,314,758
January 18, 2032	50,947,080
July 18, 2032	52,633,431
January 18, 2033	54,375,601
July 18, 2033	56,175,436
January 18, 2034	58,034,846
July 18, 2034	59,955,803
January 18, 2035	61,940,344
July 18, 2035	63,990,573
January 18, 2036	66,108,664
July 18, 2036	68,296,865
January 18, 2037	70,557,495
July 18, 2037	72,892,952
January 18, 2038	75,305,713
July 18, 2038	77,798,337
January 18, 2039	80,373,466
July 18, 2039	83,033,833
January 18, 2040	85,782,257
July 18, 2040	88,621,655
January 18, 2041	91,555,037
July 18, 2041	94,585,514
January 18, 2042	97,716,300
July 18, 2042	100,950,715
January 18, 2043	104,292,190
July 18, 2043	107,744,267
January 18, 2044	111,310,609
July 18, 2044	114,994,996
January 18, 2045	118,801,337
July 18, 2045	122,733,668
January 18, 2046	126,796,160
July 18, 2046	130,993,120
In the event that a date in the tables above is not a New York business day, the redemption price will be payable on the next succeeding New York business day (without any interest or other payment in respect of such delay).

Other Provisions:	The amount payable upon an acceleration of maturity pursuant to Section 502 of the Indenture as of any date will be the Redemption Price as of the most recent Redemption Date (or the Principal Amount for any date before January 18, 2012), plus an amount equal to interest on such amount calculated at an annual rate of 6.62% for the period from such most recent redemption date (or, in case of a date before January 18, 2012, from the Issue Date, compounded semi-annually), calculated on the basis of a 360 day year comprising 12 30-day months.

These notes have been issued with Original Issue Discount (“OID”), as defined by Section 1273 of the Internal Revenue Code of 1986, as amended. The amount of OID on each note is $12,523.90. The issue date of this note is January 18, 2007. The yield to maturity on the note is 6.62%.

Use of Proceeds:	We intend to lend the net proceeds from the sale of the notes to our subsidiary AIG Financial Products Corp. or certain of its subsidiaries for use for general corporate purposes.

Certain U.S. Federal Income Tax Consequences:	Notwithstanding that the final maturity of the notes is more than 30 years after the original issue date, prospective investors should refer to the discussion under “United States Taxation” in the accompanying prospectus supplement for more information on OID and a discussion of the other material consequences of owning the notes.
The information in this Pricing Supplement, other than the information regarding the initial public offering price, the net proceeds to the issuer, the identities of the initial purchasers or agents, the information under “Certain U.S. Federal Income Tax Consequences” above, and the following two paragraphs, will be incorporated by reference into the Global Security representing all the Medium-Term Notes, Series AIG-FP.
We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase approximately $1.8 billion aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement, including $81,551,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of Series AIG-FP notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.